As filed with the Securities and Exchange Commission on June 23, 2010
Registration No. _________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROTATE BLACK, INC.
(Name of Small Business Issuer in its charter)

Nevada	75-3225181
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

932 Spring Street, Petoskey, Michigan  49770
 (Address of Principal Executive Offices) (Zip Code)

Compensation Agreements
Compensation Agreement between Rotate Black, Inc. and Marc J. Ross
Compensation Agreement between Rotate Black, Inc. and Rajat Shah
(Full title of the plans)

John Paulsen, Chief Executive Officer
932 Spring Street, Petoskey, Michigan  49770
 (Name and address of agent for service)
(231) 347-0777
(Telephone number, including area code of agent for service)

With a copy to:

Marc J. Ross, Esq.
Andrew M. Smith, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
(212) 930-9700
Fax: (212) 930-9724

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock , $.001 par value	1,800,000	$0.18	$324,000	$23.10

(1)
Issuable pursuant to the Compensation Agreement between Rotate Black, Inc. and Marc J. Ross, dated as of April 21, 2010 and the Compensation Agreement between Rotate Black, Inc. and Rajat Shah, dated as of June 1, 2010.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price of the Common Stock as reported on May 26, 2010 on the OTC Electronic Bulletin Board, which was $0.18 and $0.17, respectively.

PART I

Item 1.    Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

John Paulsen, Chief Executive Officer
932 Spring Street
Petoskey, Michigan  49770
 (231) 347-0777

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Reference is made to the Registrant’s annual report on Form 10-K for the year ended June 30, 2009, as filed with the SEC on October 13, 2009 which is hereby incorporated by reference.

•	Reference is made to the Registrant’s quarterly report on Form 10-Q for the period ended September 30, 2009, as filed with the SEC on November 17, 2009 which is hereby incorporated by reference.

•	Reference is made to the Registrant’s quarterly report on Form 10-Q for the period ended December 31, 2009, as filed with the SEC on February 16, 2010 which is hereby incorporated by reference.

•	Reference is made to the Registrant’s quarterly report on Form 10-Q for the period ended March 31, 2010, as filed with the SEC on May 17, 2010 which is hereby incorporated by reference.

•	Reference is made to the Registrant’s quarterly report on Form 10-Q/A for the period ended March 31, 2010, as filed with the SEC on May 18, 2010 which is hereby incorporated by reference.
Item 4.   Description of Securities.

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.01 per share.

The Company’s common stock is presently traded on the over-the-counter bulletin board stock market and is quoted on the National Association of Securities Dealers (“NASD”) Over-The Counter Bulletin Board (“OTCBB”) under the symbol under the symbol “ROBK.OB.” Until we began trading on July 8, 2009, the stock was available only through the Pinksheets,LLC were reported under the symbol ROBK.pk, but no market was maintained nor quotes published. The Company’s stock was not quoted for trading for the two years prior to July 8, 2009.

We have not declared a cash dividend on our common stock in the last three fiscal years and we do not anticipate the payment of dividends in the near future. We may not pay dividends on our common stock without first paying dividends on our preferred stock. There are no other legal restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

As of June 30, 2009, there were 100,000,000 shares of common stock authorized and 67,321,858 shares of common stock issued and outstanding, held by approximately 119 shareholders of record, including 12,613,500 shares in the public float. As of October 12, 2009, there were 67,621,858 shares of common stock issued and outstanding, held by approximately 119 shareholders of record.

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our Common Stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Upon liquidation, dissolution or winding up, the holders of shares of our Common Stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our Common Stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Item 5.   Interest of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Fl., New York, NY 10006. Marc J. Ross, a member of Sichenzia Ross Friedman Ference LLP, will receive 156,000 shares of common stock under this registration statement, initially, and up to a total of 800,000 shares of common stock, to be issued as compensation for legal services to be performed on behalf of the Registrant.

Item 6.    Indemnification of Directors and Officers.

Our articles of incorporation do not provide that we will indemnify an officer, director, or former officer or director. Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent permitted under the Oklahoma General Corporation Act.  At this time, we do not maintain officer and director liability insurance.

The  indemnification and advancement of expenses provided by the bylaws shall not be deemed  exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer  and shall inure to the benefit of the heirs, executors and administrators of such person.

Our duties to indemnify and to advance expenses to a director or officer provided in the bylaws shall be in the nature of a contract between us and each such director or officer, and no amendment or repeal of any such provision of the bylaws shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Securities Act and is therefore unenforceable.

Item 7.     Exemption from Registration .

Not applicable.

Item 8.     Exhibits.

The following exhibits are filed as part of the Registration Statement:

Exhibit No.	Description

5.1	Opinion of Sichenzia Ross Friedman Ference, LLP

10.1	Compensation Agreement between Rotate Black, Inc. and Marc J. Ross, dated as of April 21, 2010.

10.2	Compensation Agreement between Rotate Black, Inc. and Rajat Shah, dated as of June 1, 2010.

23.1	Consent of Most & Company, LLP (Independent Registered Public Accounting Firm)

23.3	Consent of Sichenzia Ross Friedman Ference, LLP (included in its opinion filed as Exhibit 5.1)

Item 9.Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 22, 2010.

ROTATE BLACK, INC.

By:	/s/ John Paulsen
John Paulsen
Chief Executive Officer (principal executive officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John Paulsen, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John Paulsen	Chief Executive Officer and Director (principal executive officer)	June 22, 2010
John Paulsen

/s/ Dual Cooper	President, COO and Director	June 22, 2010
Dual Cooper

/s/ Dr. William N. Thompson	Director	June 22, 2010
Dr. William N. Thompson

/s/ Dennis Piotrowski	Director	June 22, 2010
Dennis Piotrowski

/s/ William J. (Jeff) Marshall	Director	June 22, 2010
William J. (Jeff) Marshall